Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Ronald L. Thigpen

President and Chief Operating Officer

Southeastern Bank Financial Corp.

706-481-1014

Southeastern Bank Financial Corp. Reports Earnings

for the First Quarter 2014

AUGUSTA, Ga., April 25, 2014 – Southeastern Bank Financial Corp. (OTCQB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported quarterly net income of $3.8 million for the three months ended March 31, 2014, or $0.57 in diluted earnings per share, compared to $3.8 million, or $0.57 in diluted earnings per share, in the first quarter of 2013.

"We are pleased to report an incremental increase in earnings over the year-ago period," said President and Chief Operating Officer Ronald L. Thigpen. "Our net interest margin remains compressed in a historically low interest rate environment, and we saw lower mortgage income due to significantly reduced origination volume. Our credit costs decreased further as asset quality continued to improve and noninterest expense decreased. Retail investment and trust income continue to improve, and our balance sheet grew, as we saw both core loan growth and solid deposit growth. Overall, we continue to perform well.”

Total assets at March 31, 2014, were $1.7 billion, an increase of $57.9 million from December 31, 2013. Loans outstanding at the end of the first quarter were $940.3 million, an increase of $23.9 million from December 31, 2013, and an increase of $34.9 million from March 31, 2013. Total deposits were $1.5 billion at March 31, 2014, an increase of $48.4 million from December 31, 2013, and an increase of $36.0 million from March 31, 2013. Cash and cash equivalents totaled $82.5 million at the end of the first quarter of 2014.

Net interest income for the first quarter of 2014 totaled $12.6 million, a 4.7 percent decrease from $13.2 million for the same period in 2013. Noninterest income for the first quarter totaled $4.1 million, a decrease from $4.8 million for the same period a year ago, primarily due to significantly lower mortgage origination volume. Noninterest expense was $10.1 million in the first quarter of 2014, a 5.5 percent decrease from a year ago resulting from continued expense control.

The net interest margin was 3.16 percent for the quarter-ended March 31, 2014, compared to 3.21 percent at December 31, 2013, and 3.40 percent for the same period a year ago. Annualized return on average assets (ROA) was 0.91 percent for the first quarter of 2014, unchanged from the same period a year ago, and annualized return on average shareholder's equity (ROE) was 11.36 percent, an increase of 23 basis points from the first quarter of 2013.

Nonperforming assets at March 31, 2014, were 1.38 percent of total assets, compared to 1.58 percent at December 31, 2013, and 1.80 percent at March 31, 2013. Net charge-offs for the first quarter of 2014 totaled 0.52 percent of average loans on an annualized basis, compared to 0.68 percent annualized in the fourth quarter of 2013 and 0.77 percent annualized in the first quarter of 2013. The company held $1.3 million in OREO at March 31, 2014, compared to $1.0 million at December 31, 2013, and $2.4 million at March 31, 2013.

The company's loan-loss provision expense was $1.1 million in the first quarter of 2014, a 24.1 percent decrease from $1.4 million in the previous quarter, and a 39.4 percent decrease from $1.7 million in the first quarter a year ago. The allowance for loan losses at March 31, 2014, was $26.3 million, or 2.80 percent of loans outstanding, compared to $26.4 million, or 2.88 percent of loans outstanding, at December 31, 2013, and $28.9 million, or 3.20 percent of loans outstanding, at March 31, 2013.

"We have seen expected decreases in net interest margin, as well as mortgage income due to reduced origination volume," said Thigpen. "However, retail investment and trust income are on the upswing, and our balance sheet remains strong, as we are encouraged by core loan growth and solid deposit growth."

On April 23, 2014, the company's Board of Directors declared a regular quarterly cash dividend of $0.13 per share of common stock payable on May 23, 2014, to shareholders of record as of May 9, 2014. Based on the share price of $21.98 at the close of business on Thursday, April 24, 2014, this dividend represents an annualized yield to shareholders of 2.37 percent.

About Southeastern Bank Financial Corp.

Southeastern Bank Financial Corp. is the $1.7 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C., operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, Ga. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company's common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company's Web site, www.georgiabankandtrust.com.

Safe Harbor Statement - Forward-Looking Statements

Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank's local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Balance Sheets

	March 31,
	2014	December 31,
Assets	(Unaudited)	2013

Cash and due from banks	$59,276,252	$36,766,420
Interest-bearing deposits in other banks	23,210,306	10,570,222
Cash and cash equivalents	82,486,558	47,336,642

Available-for-sale securities	654,738,139	649,979,319

Loans held for sale	13,524,561	10,638,179

Loans	926,754,248	905,712,691
Less allowance for loan losses	26,300,086	26,408,723
Loans, net	900,454,162	879,303,968

Premises and equipment, net	27,313,152	27,002,697
Accrued interest receivable	6,356,711	6,221,061
Bank-owned life insurance	36,023,057	35,744,649
Restricted equity securities	4,398,400	4,869,600
Other real estate owned	1,287,329	1,013,563
Deferred tax asset	18,104,786	21,022,576
Other assets	2,538,781	6,193,363

	$1,747,225,636	$1,689,325,617

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$196,656,868	$187,287,015
Interest-bearing:
NOW accounts	374,094,581	351,798,554
Savings	522,224,262	521,656,334
Money management accounts	16,323,630	16,065,409
Time deposits of $100,000 or more	311,483,175	293,003,961
Other time deposits	82,384,019	84,991,883
	1,503,166,535	1,454,803,156

Securities sold under repurchase agreements	712,488	808,311
Advances from Federal Home Loan Bank	64,000,000	64,000,000
Accrued interest payable and other liabilities	15,920,327	16,598,876
Due to broker	2,506,055	—
Subordinated debentures	21,546,646	21,546,646

Total liabilities	1,607,852,051	1,557,756,989

Stockholders' equity:
Preferred stock, no par value; 10,000,000 shares
authorized; 0 shares outstanding in 2014 and
2013, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares
authorized; 6,743,641 and 6,680,225 shares issued in
2014 and 2013, respectively; 6,743,641 and 6,679,982
shares outstanding in 2014 and 2013, respectively	20,230,923	20,040,675
Additional paid-in capital	62,722,437	62,863,774
Retained earnings	61,706,322	58,768,914
Treasury stock, at cost; 0 and 243 shares in
2014 and 2013, respectively	—	(3,380)
Accumulated other comprehensive loss, net	(5,286,097)	(10,101,355)

Total stockholders' equity	139,373,585	131,568,628

	$1,747,225,636	$1,689,325,617

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Interest income:
Loans, including fees	$11,280,502	$11,690,761
Investment securities	3,533,605	3,981,738
Interest-bearing deposits in other banks	14,998	16,223
Total interest income	14,829,105	15,688,722
Interest expense:
Deposits	1,588,816	1,829,483
Securities sold under repurchase agreements	759	888
Other borrowings	667,850	669,367
Total interest expense	2,257,425	2,499,738
Net interest income	12,571,680	13,188,984
Provision for loan losses	1,057,320	1,744,743
Net interest income after provision for loan losses	11,514,360	11,444,241
Noninterest income:
Service charges and fees on deposits	1,628,894	1,673,793
Gain on sales of loans	819,460	1,839,840
(Loss) gain on sale of fixed assets, net	(1,082)	5,500
Investment securities gains (losses), net	250,639	(44,229)
Retail investment income	573,921	500,708
Trust service fees	323,121	304,886
Earnings from cash surrender value of bank-owned
life insurance	278,408	282,534
Miscellaneous income	217,905	188,655
Total noninterest income	4,091,266	4,751,687
Noninterest expense:
Salaries and other personnel expense	5,766,151	6,197,409
Occupancy expenses	944,192	935,081
Other real estate losses (gains), net	(35,065)	409,729
Other operating expenses	3,437,815	3,156,545
Total noninterest expense	10,113,093	10,698,764
Income before income taxes	5,492,533	5,497,164
Income tax expense	1,686,641	1,720,747
Net income	$3,805,892	$3,776,417
Other comprehensive income (loss):
Unrealized gain (loss) on derivatives	(355,111)	344,389
Unrealized gain (loss) on securities available-for-sale	8,486,696	(906,580)
Reclassification adjustment for realized (gain) loss
on securities, net of OTTI	(250,639)	44,229
Tax effect	(3,065,688)	201,487
Total other comprehensive income (loss)	4,815,258	(316,475)
Comprehensive income	$8,621,150	$3,459,942
Basic net income per share	$0.57	$0.57
Diluted net income per share	$0.57	$0.57
Weighted average common shares outstanding	6,680,634	6,677,409
Weighted average number of common and
common equivalent shares outstanding	6,680,717	6,677,409